Asset Acquisition Agreement between Shenyang Taiyu
Machinery and Electrical Equipment Co., Ltd and Siping
Beifang Heat Exchanger Manufacture Co., Ltd

May 27th , 2009

Shenyang

Siping Beifang Heat Exchanger Manufacture Co., Ltd has decided to sell all its tangible and intangible assets to Shenyang Taiyu-Machinery and Electrical Equipment Co., Ltd after friendly consultation by both parties.

The two parties have reached this agreement on the acquisition of the above-mentioned assets and both parties agree to implement the assets sale under the agreement according to the rights and obligations as stipulated in the agreement.

I.	Parties to the agreement

Party A: Siping Beifang Heat Exchanger Manufacture Co., Ltd

Legal Representative: Li Shufeng

Party B: Shenyang Taiyu-Machinery and Electrical Equipment Co., Ltd

Legal Representative: Wang Jun

II.	Subject assets

Both parties agree that Party A undertakes and ensures to transfer to Party B all the tangible and intangible assets specified on the asset list (except for credit and debt) determined jointly by both parties as of the date of signing the agreement when the assets under the agreement satisfying the legal transfer conditions according to the terms and conditions of this agreement.

1.
The land, building and land attachments to which Party A has the property right or has not obtained the property right thereof but already acquired and possessed legally (including those Party A acquired by contract) and other associated properties that Party A has legally possessed but has not acquired or used;

2.	All production equipment, auxiliary equipment and spare parts (including the drawing, specification and technical data about production equipment), office suppliers, vehicles and so on;

3.
The brand (trade mark, copyright and know-how with commercial value and so on), patent, market qualification (including all qualifications and certifications that Party A has obtained in its business activities as of the date of the contract,) customers and marketing channel and other intangible asset;

4.	Some of the raw materials

The subject assets include but are not limited to those listed above and shall be subject to the final check jointly by both parties against the asset list provided by Party A (see the attached Asset list). With regard to the asset listed in the Asset list, besides the responsibility of ensuring the assets under the agreement do not have any defects, Party A shall be responsible for:

a.
providing Party B the original of ownership certificates of the land and buildings or the copies acceptable for Party B, the formalities for construction, approval and filing and other relevant documents if the ownership certificates are not available, complete technical data related to land and building projects including drawings for future maintenance and repair after taking over;

b.
providing Party B the approval documents or valid certificates with regard to brands, patents and market qualification and other intangible assets, any concealment or refusal to provide by Party A will entitle Party B to the intangible assets under the agreement;

c.	withdrawing the mortgage or other encumbrances if the subject assets have mortgage or other encumbrances;

d.	ensuring that the board of shareholders and board of directors of the Party A have made unanimous resolution on the sale of the subject assets;

e.
ensuring that the creditors of Party A unanimously agree with the sale, and undertaking the full liability and compensating Party B for all the losses including all the due benefits if the agreement can’t be fulfilled due to the object raised by Party A’s creditors.

Party A shall ensure the truth of the above terms and documents and that the assets carried on the asset list shall not have material changes after signing the agreement.

III.	Continual assistance by Party A after the acquisition of the assets

To ensure the operation by the management of Party B and the successful takeover of management after the acquisition of Party A’s assets, Party A undertakes that its board of shareholders and board of directors will give Party B the assistance regarding to the management of Siping Beifang Heat Exchanger Manufacture Co., Ltd as follows:

1.
Party B has the right to decide on the use, transfer or disposal of Party A’s assets (excluding original credit and debt, all credits and debts of the predecessor company shall be disposed and cleared off by Party A prior to the signing of the agreement);

2.	Party B has the right to decide on the use, transfer and disposal of the brands, patents and market qualification of Party A;

3.	Party B shall be responsible for the continuation and management of original social resources and government relations;

4.	Party B shall have the right to appoint and use the personnel of Party A and decide on the employment, evaluation and dismissal of such personnel;

5.
Party B shall have the right to decide on the operation of Party A including R&D, production and marketing, and be responsible for the development of business, as well as conclusion and performance of contracts;

6.	Party B shall be responsible for the suppliers management, customer relationship management and scientific and technological project initiation management;

7.	Party B shall be responsible for the major issues such as financial accounting, annual inspection by industrial and commercial administration, tax payment and profit distribution and so on;

8.	Party B shall have the right to decide on any other matters within the scope of authority in the business management of Party A.

To ensure the smooth implementation of the above work, Party A shall undertake the following responsibilities:

1.
Divestiture, disposal and liquidation of all credits and debts prior to the signing of the agreement within a half year after the commencement of the acquisition. Any disputes arising from the credit and debt during the acquisition shall be dealt with by Party A and if the acquisition is hindered due to the disputes Party A shall be held responsible;

2.	Party A shall be responsible for all affairs that need the legal representative to solve in person;

3.	Party A shall be responsible for the connection of relationships with customers, government, shareholders and suppliers;

4.	Party A shall be responsible for providing Party B all information, materials and reports needed for operation and ensure the truth, completeness and timeliness thereof;

5.	Party A shall be responsible for handling the formalities for the transfer of all tangible and intangible assets;

6.	Party A shall have the obligation to explain to all staff the acquisition process and reason and help Party B stabilize the existing staff.

IV.	Acquisition price

After friendly consultation by both parties, as for the above listed assets Party B shall pay RMB 54 million yuan (RMB fifty-four million yuan) to Party A in cash, and Party B’s holding company SmartHeat Inc. will issue 300,000 restricted common shares to the management of Part A.  The specific description of the consideration for the acquisition is as follows:

1.
The acquisition price does not include all the credits and debts of Party A prior to the signing of the agreement, Party A shall be responsible for the original credits and debts and cooperate with Party B in collecting the receivables. Party B shall bear any losses caused to Party A owing to the reason of Party B;

2.
Before Party B entering Party A for management the business in trust, the raw material costs and relevant sales expense that have been put in for the contracts that have not been completed shall be disposed after the confirmation by both parties. For the contracts that have been completed, Party A shall be responsible for the settlement of the payment for goods and tax refunds and the specific time and method shall be separately discussed by both parties;

3.	Party B shall bear all the taxes and fees caused by the acquisition;

4.
In case any part of the asset listed in the Asset list can’t be transferred to Party B according to the agreement due to Party A’s reason (except those that are transferred according to the writing agreement reached by both parties in terms of specific transfer method and time), an agreement shall be reached additionally by both parties through negotiation to reduce the quantity of assets to be acquired and the payment correspondingly.

V.	Implementation of acquisition

This agreement is implemented after the boards of directors of Party A and Party B approve the proposal on assets acquisition. In the course of the implementation, it should be guaranteed that the two parties hereto enjoy and bear equivalent interests and risks. Detailed implementation steps are as follows (the resolution of the boards of directors of Party A and Party B on approving the assets acquisition shall be deemed as appendices to this agreement):

Step I: Party B pays Party A the earnest of RMB 3,000,000.00 yuan (RMB three million yuan) to the designated account of Party A, and Party A shall, after receiving the earnest, carry out overall inventory check over the assets listed in the Asset list jointly with Party B.

If the following cases occur in the implementation of Step I, Party A shall return the earnest in full amount and the rest paid sum and interest incurred to Party B, and promise that Party B shall have the right to mortgage or pledge the existing land, housing and relevant equipment listed in the Asset list, as a guarantee for refunding the above-mentioned money by Party A.

1.	Termination of this agreement caused by the fact that it is found that the assets have material discrepancy or have changed in the course of assets inventory check;

2.	Termination of the agreement proposed by Party A unilaterally for non-payment.

Step II: If there is no discrepancy found in the subject assets inventory check, Party B shall within 7 days pay Party A RMB 7,250,000.00 (RMB seven million two hundred and fifty thousand Yuan) to the designated account of Party A as the first sum of assets acquisition payment. After Party A receives this sum of payment, Party B shall enter the business and receive all the subject assets (including physical assets, related formalities and certificates, etc.), existing raw materials in stock, and other material assets; and take over the business management right of the business (including the power of attorney of corporate, the company’s official seal, special seal for financial affairs, business license, tax registration certificate, etc. as the handover & takeover of assets between the two parties hereto). And Party A shall assist Party B in going through the transfer procedures of the abovementioned subject assets, including house property, land, trademark right, etc., and the expenses arising therefrom shall be borne by Party B.

In the implementation of step II, if the following cases occur, Party A shall return all the earnest and the first sum of assets acquisition payment to Party B:

1.	The performance of the agreement becoming impossible resulted by the main subject assets (factory buildings and land) being unable to be transferred due to Party A’s reason;

2.	Termination of the agreement proposed by Party A unilaterally for non-payment.

Step III: After the transfer procedures of such assets as house property, land and trade mark are completed, the two parties hereto shall formally carry out handover & takeover. Party A shall assist Party B in going through all the transfer procedures within the contractual period. Party B shall pay Party A the second sum of acquisition payment of RMB 10,250,000.00 yuan (RMB ten million two hundred and fifty thousand Yuan) on June 30, 2009.

Step IV: Party B shall pay Party A RMB 13,000,000.00 yuan (RMB thirteen million yuan) and RMB 12,300,000.00 yuan (RMB twelve million three hundred thousand Yuan) respectively on Sept. 30, 2009 and March 1, 2010, as part of the acquisition payment. Party B shall pay Party A the rest part of payment of RMB 8,200,000.00 yuan (RMB eight million two hundred thousand Yuan) on Sept. 30, 2010.

VI.	Placement of existing personnel

Party B shall consider employing some of the existing personnel of Party A who meet Party B’s requirements.

VII.	Prohibition of business strife

As the shareholders of Party A, Li Shufeng and Wang Shu promise Party B not to engage in any work and business that have competitive relationship with Party B, not to invest and establish any business that bears competitive relationship with Party B, not to work in any business that bears competitive relationship with Party B and not to engage in any other acts that may bring about or form competitive relationship with Party B. The binding period of prohibition of business strife shall be 3 years commencing from the date when the assets acquisition is finished.

If Li Shufeng and Wang Shu violate the provisions of this article, they shall pay Party B RMB 1 million yuan as the penalty; in case that the actual loss caused by their violation to the provisions exceeds the amount of the penalty, they shall further pay Party B a sum of money at the amount of the balance.

VIII.	Miscellaneous

1.
As for the matters of applying for national project fund support, Party B promises to strictly follow the project requirements for the projects, and Party A shall assist Party B in handling the allocation matters of the project fund (RMB nine million seven hundred thousand Yuan). The fund shall belong to Party B after allocated;

2.
The agreement is a conventional agreement of the two parties hereto. If Party B needs to further conclude assets transfer agreements or sign related documents as per the information disclosure requirements of listed companies, Party A shall provide cooperation. But in practical execution, both Parties hereto shall take the provisions on assets acquisition, payment, etc. of this agreement as the criterion;

3.
After the handover & takeover of the business between the two parties hereto is finished, if Party B fails to pay the acquisition payment on time for its own reason, it shall pay Party A overdue fine equal to 1‰ of the overdue unpaid amount per day. If Party B’s payment is more than 60 days overdue, Party A shall have the right to claim the management right back, and Party B shall compensate Party A for the actual loss of Party A;

4.
After this agreement comes into force, in case that Party A’s assets (tangible and intangible) have undergone transfer during the period of management by Party B in trust, Party B shall not withdraw from the acquisition;

5.	The appendices to this agreement shall be of the same legal force with this agreement.

IX.	Effect and rescission of agreement

This agreement is made in quadruplicate with each of the two parties hereto holding two copies, and shall come into force upon Party A and Party B’s affixing their seals and their legal or authorized representatives’ signing.

If this agreement is terminated by two parties hereto, the follow-up related matters shall be handled according to the provisions of this agreement. If this agreement can’t be implemented because of Force Majeure, it shall be rescinded and related matters shall be handled as per relevant laws of the country.

Party A: Siping Beifang Heat Exchanger Manufacture Co., Ltd

Legal Representative: /s/ Li Shufeng, President

Date: May 27, 2009

Party B: Shenyang Taiyu- Machinery and Electrical Equipment Co., Ltd

Legal Representative: /s/ Wang Jun, President

Date: May 27, 2009